Exhibit 99.1

            MOTORSPORTS EMPORIUM SECURES $6,700,000 BUILDING CONTRACT
       MSEM FORMS RELATIONSHIP WITH TOP RATED CHINESE CONSTRUCTION COMPANY

Alameda, CA- (BUSINESS WIRE) - July 24, 2007 - International Building Technologies, Co., Ltd, a Hong Kong corporation, a wholly owned subsidiary of Motor Sports Emporium, Inc. (OTCBB:MSEM), entered into an asset and purchase agreement with China based Suining Yinfa Construction & Engineering Co, Ltd. for 51% interest in the Rose Top Grade (Rose Best) Project.

"The Rose Top Grade (Rose Best) Project, already underway, is located in the Sichuan Province of China and consists of four upscale residential apartment buildings with a total building area of approximately 49,500 m2 (537,000 sq feet). The project is anticipated to generate revenue of $50,000,000 RMB (approximately $6,700,000 USD) over the next 17 months, 51% of which will be allocated to MSEM's subsidiary International Business Technologies", stated Kenneth Yeung, President of MSEM. "MSEM purchased 51% of the Rose Top Grade (Rose Best) Project from Suining Yinfa for $350,000 USD, payable July 2009. MSEM will work with Suining Yinfa to comply with U.S. GAAP standards (Generally Accepted Accounting Principals) as it relates to public accounting".

In recent years Suining Yinfa has completed more than 290 projects of large and medium scale including; Suining City Police Headquarter Buildings; Mount Everest Hotel in Lhasa, Tibet; Lhasa Reception Center; Phase I, II, and III of "Anju Project" for low-income families; high-class residential project of Yinhe Garden; and the State Highway 318 from Suining to Anju. All projects were completed with a qualified rate of 100% and met the satisfactory of the clients.

Kenneth Yeung concluded, "The relationship with Suining Yinfa is mutually rewarding; Suining Yinfa desired to be part of a US publicly traded company and to potentially gain certain rights to use and exploit our IBT panel building technology while IBT/MSEM desired to own a significant economic efficient project and to work with an award winning contractor company that may provide sufficient technical and supervision for the installation of panels to IBT's clients in the China market, after training provided by us. The Rose Top Grade (Rose Best) Project is a major milestone for our company; we look forward to the relationship with Suining Yinfa".

In Other MSEM News - As stated in its Definitive Schedule 14C filed with the SEC on July 12, 2007, MotorSports Emporium, Inc. will change its name to International Building Technologies Group, Inc. The name change will take place on or around August 6, 2007 and will reflect the transformation of MSEM into a manufacturer and developer of light panel building technology.

About MotorSports Emporium, Inc. MotorSports Emporium Inc. and its wholly owned subsidiary, International Building Technologies, Inc., are currently transforming the combined business into a world wide manufacturer and developer of light panel technology to be used for residential and commercial businesses, primarily in regions that are at risk of earthquakes and hurricane-like winds. For more information visit www.motorsportsemporium.com or www.ibtgi.com -

About Suining Yinfa Suining Yinfa is a 15 year old Chinese construction and engineering company with an existing staff of over 1,000 people with 230 various types of construction machinery and heavy equipment. Financially well capitalized, Suining Yinfa has registered capital of 20,000,000 RMB and over 18,000,000 RMB in fixed assets. The Company holds a Class-B contractors license for building structure and civil engineering. The Company won many awards and gained much recognition, including of the award of Silver Medal in the Tianfu Cup for the Yinhe Garden project and a medal by the local government authority for the company's 100% Safety Coefficient and economic efficiency. Other awards include "Million Dollar Tax Contribution" enterprise during the years 1994-2004, "The Top Hundred Enterprises of Sichuan Province" in 1995; "An Advanced Group of Sichuan" for contractors companies in 1997; "Advanced Safety Level of Building Contractor in Sichuan Province" by the Construction Bureau of Sichuan Provincial Government in 1997; and a "AAA-Level Credit Rate of Enterprise" in 1999. For more information visit www.suiningyinfa-ce.com

This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.


Contact:
Patrick Donahoo (702) 688-9683
ir@ibtgi.com
ir@motorsportsemporium.com
Source: MotorSports Emporium Inc.